Exhibit 10.13

Approval on Solutions Relating to Start-up Capital for Henan Jinding Chemical Co., Ltd.

According to the reports from the management of Henan Jinding Chemical Co., Ltd. (“Jinding”), after the Spring Festival, with the peak season of consumption of fertilizer and downstream enterprises of methanol resuming production, the market conditions will further improved for the products of Jinding. Meanwhile, the purchase price of raw coal decreased as the temperature is rising and coal production has started. Equipment condition and the staffing are ready to start production at any time. The only problem is lack of start-up capital. According to this circumstance, I requested a subsidiary of our group to lend short-term loan of RMB 20M to Jinding for one year. The loan is expected to be placed by the end of February, 2011 and no later than early March as start‐up capital.

Xinyang Hongchang Group
CEO:  Chen Siqiang
February 19, 2011